                                                                     EXHIBIT 3.1


                                CERTIFICATE OF
                     DESIGNATIONS, PREFERENCES, AND RIGHTS

                                      of

                  1999 SERIES III CONVERTIBLE PREFERRED STOCK

                                      of

                           AASTROM BIOSCIENCES, INC.

                     (Pursuant to Section 450.1302 of the
                      Michigan Business Corporation Act)



          Aastrom Biosciences, Inc., a corporation organized and existing under the Michigan Business Corporation Act (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on April 29, 1999 pursuant to authority of the Board of Directors as required by Section 450.1302 of the Michigan Business Corporation Act:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, no par value, (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

          1999 Series III Convertible Preferred Stock:
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                         I.   Designation and Amount
                              ----------------------

          The designation of this series, which consists of 3,000 shares of Preferred Stock, is 1999 Series III Convertible Preferred Stock (the "1999 Series III Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").


                         II.  Certain Definitions
                              -------------------

     For purposes of this Certificate of Designation, the following terms shall have the following meanings:

     A.   "Applicable Percentage" means 94%; provided, however, that for
                                             --------  -------
          conversions taking place prior to November 30, 1999, the Applicable Percentage shall mean 100% if the Market Price is less than $2.00.

     B. "Applicable Premium" means, with respect to a share or shares of 1999 Series III Preferred Stock, an amount equal to five and one half percent (5.5%) per annum of the Stated Value of such share or shares; provided, however, that if the Corporation has elected to increase the
          --------  -------
          Applicable Premium pursuant to Section 2(c)(2) of the Registration Rights Agreement, the Applicable Premium shall mean fifteen percent (15%) per annum of the Stated Value of such share or shares for the periods specified in the Registration Rights Agreement.

     C. "Bloomberg" means Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of 1999 Series III Preferred Stock and the Corporation.

     D. "Closing Bid Price" means, for any security as of any date, the closing bid price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of 1999 Series III Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such 1999 Series III Preferred Stock.

     E. "Closing Price" as of any date, means the last sale price of the Common Stock on Nasdaq as reported or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security or in the over-the-counter market on the electronic bulletin board for such security in any of the foregoing manners the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of 1999 Series III Preferred Stock being converted for which the calculation of the Closing Price is required in order to determine the Conversion Price of such 1999 Series III Preferred Stock.

     F.   "Common Stock" means the Corporation's common stock, no par value.

     G. "Fixed Conversion Price" means 130% times the average of the Closing Bid Prices during the five consecutive (5) Trading Day period ending one (1) Trading Day prior to the Issue Date.

     H. "Issue Date" means the date of issuance of the 1999 Series III Preferred Stock.

     I. "Market Price" means the average of the Closing Bid Prices during the Market Price Days.

     J. "Market Price Days" means any five (5) consecutive Trading Days designated by the converting holder at the time of conversion, from among the days comprising the Pricing Period, as such designation is set forth in the Notice of Conversion (as defined in Article VIII.E).

     K. "Merger Redemption Percentage" means 120% for any Change in Control Transaction (as defined in Article V.B) occurring prior to January 31, 2000 and 125% thereafter.

     L.   "Nasdaq" means the Nasdaq National Market.

     M. "Person" means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

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     N.   "Pricing Period" means the twenty (20) consecutive Trading Day period ending one (1) Trading Day prior to the Conversion Date (as defined in Article VIII.E).

     O. "Purchase Agreement" means that certain Securities Purchase Agreement dated as of the Issue Date, by and between the Corporation and the signatories thereto.

     P. "Redemption Market Price" means the Closing Price of the Common Stock on the Conversion Date (as defined in Article VIII.F(d)).

     Q.   "Redemption Threshold" means $1.50.

     R. "Registration Rights Agreement" means that certain Registration Rights Agreements dated as of the Issue Date, by and among the Corporation and the signatories thereto.

     S. "Trading Day" means any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

     T. "Variable Conversion Price" means the Applicable Percentage multiplied by the Market Price.


                                   III. Rank
                                        ----

          The 1999 Series III Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of 1999 Series III Preferred Stock obtained in accordance with Article XI hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari
                                                                       ----
passu with the 1999 Series III Preferred Stock) (collectively, with the Common
-----
Stock, "Junior Securities"); (iii) pari passu with (A) any class or series of
                                   ---- -----
the Corporation's preferred stock existing as of the date hereof and (B) any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the 1999 Series III Preferred Stock (collectively, "Pari Passu Securities"); and (iv) junior to any class or
                      ---- -----
series of capital stock of the Corporation hereafter created (with the consent of the holders of 1999 Series III Preferred Stock obtained in accordance with
Article XI hereof) specifically ranking, by its terms, senior to the 1999 Series III Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                                IV.  Dividends
                                     ---------

          The 1999 Series III Preferred Stock shall not bear any dividends. In no event, so long as any 1999 Series III Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon (excluding any distribution received in connection with a Change in Control Transaction (as defined below)), any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of 1999 Series III Preferred Stock, voting together as a class.


                          V.  Liquidation Preference
                              ----------------------

          A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and, subject to the following sentence, Pari Passu Securities) upon liquidation, dissolution
                           ---- -----
or winding up unless prior thereto, the holders of shares of 1999 Series III Preferred Stock, subject to Article VIII, shall have received the Liquidation Preference (as defined in Article V.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the 1999 Series III Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to
           ---- -----
such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the 1999 Series III Preferred Stock and the Pari Passu Securities shall be distributed
                                   ---- -----
ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

          B. Subject to Article VII.B below, so long as on the date the Change in Control Redemption Notice (as defined below) is delivered and at all times thereafter up to the consummation of the Change in Control Transaction (as defined below) (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of 1999 Series III Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the 1999 Series III Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX") or Nasdaq SmallCap Market (the "Nasdaq SmallCap"), (ii) there is not then a continuing Redemption Event or 19.99% Redemption Event, (iii) the Corporation provides the holders of 1999 Series III Preferred Stock at least twenty (20) Trading Days written notice prior to the consummation of the Change in Control Transaction (as defined below) (which notice may not be provided at any time when there is material non-public information regarding the Corporation that has not been publicly announced or prior to the public announcement of such Change in Control Transaction) (the "Change in Control Redemption Notice") and
(iv) the Corporation is required, as a condition to such Change in Control Transaction (as defined below), to redeem or convert the 1999 Series III Preferred Stock, at the option of the Corporation, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons when the Corporation is not the survivor (other than a merger or other business combination solely for the purposes of reincorporating to a new jurisdiction)(each, a "Change in Control Transaction") shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to the Merger Redemption Percentage times the Liquidation Preference with respect to each outstanding share of 1999 Series III Preferred Stock in accordance with and subject to the terms of this Article V or
(ii) be treated pursuant to Article VIII.C(b) hereof. For purposes of the Michigan Business Corporation Act (the "MCBA") and Article XI(a) of this Certificate, any such Change in Control Transaction shall be deemed to alter or change the powers, preferences, or special rights of the holders of shares of 1999 Series III Preferred Stock so as to affect such holders adversely.

          C. For purposes hereof, the "Liquidation Preference" with respect to a share of the 1999 Series III Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) the Applicable Premium for the period beginning on the Issue Date and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The liquidation preference with respect to any Pari Passu Securities shall be as set forth in
                               ---- -----
the Certificate of Designation filed in respect thereof.


                                VI. Redemption
                                    ----------

          A. If any of the following events (each, a "Redemption Event") shall occur:

               (i) The Corporation fails to issue shares of Common Stock to the holders of 1999 Series III Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VIII.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of

Common Stock issued to the holders upon conversion of the 1999 Series III Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of 1999 Series III Preferred Stock upon conversion of the 1999 Series III Preferred Stock as and when required by this Certificate of Designation, the Purchase Agreement or the Registration Rights Agreement, or fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) business days after the Corporation shall have been notified thereof in writing by any holder of 1999 Series III Preferred Stock;

          (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC"), prior to one hundred eighty
(180) days from the Issue Date, of the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within one hundred twenty (120) days after the Registration Trigger Date (as defined in the Registration Rights Agreement) or any such Registration Statement lapses in effect after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement) or sales of all Registrable Securities (as defined in the Registration Rights Agreement, the "Registrable Securities") otherwise cannot be made thereunder (whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Corporation's failure to file and obtain effectiveness with the SEC of any additional Registration Statement required pursuant to Section 3(b) of the Registration Rights Agreement or otherwise) for more than thirty (30) consecutive days or more than sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective;

          (iii) the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

          (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; provided, however, that in the case of any
                                   --------  -------
involuntary bankruptcy, such involuntary bankruptcy shall continue undischarged or undismissed for a period of thirty (30) days; or

          (v) The Corporation shall fail to maintain the listing of the Common Stock on Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX, then, upon the occurrence and during the continuation of any Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of the holders of at least 50% of the then outstanding shares of 1999 Series III Preferred Stock exercisable by delivery of written notice (the "Redemption Notice") to the Corporation of such Redemption Event, or upon the occurrence of any Redemption Event specified in subparagraphs (iii) or (iv), the then outstanding shares of 1999 Series III Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of 1999 Series III Preferred Stock for an amount equal to the greater of (1) 117.5% multiplied by the sum of (a) the aggregate Stated Value of the shares to be redeemed plus (b) the Applicable Premium for the period beginning on the Issue Date and ending on the date of payment of the Redemption Amount (the "Redemption Date") plus (c) all Conversion Default Payments (as defined in Article VIII.E below), Delivery Default Payments (as defined in Article VIII.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, or
(2) the parity value of the shares to be redeemed, where "parity value" means the product of (a) the highest number of shares of Common Stock issuable upon conversion of such shares of 1999 Series III Preferred Stock in accordance with
Article VIII below (without giving any effect to any limitations on conversions of shares contained herein, and treating the Trading Day immediately preceding the Redemption Date as the "Conversion Date" (as defined in Article VIII.B(a)) for purposes of determining the lowest applicable Conversion Price), unless the Redemption Event arises as a result of a breach in respect of a specific Conversion Date, in which case such Conversion Date shall be the Conversion
Date), multiplied by (b) the Closing Price for the Common Stock on such "Conversion Date" (the greater of such amounts being referred to as the "Redemption Amount").

          In the case of a Redemption Event, if the Corporation fails to pay the Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of 1999 Series III Preferred Stock shall have the right at any time, so long as the Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VIII below), in lieu of the Redemption Amount, with respect to each outstanding share of 1999 Series III Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Redemption Amount divided by the Conversion Price then in effect.

          B. If the 1999 Series III Preferred Stock held by any holder ceases to be convertible by any holder as a result of the limitations described in
Article VIII.A(c) below (a "19.99% Redemption Event"), and the Corporation has not prior to, or within thirty (30) days of, the date that such 19.99% Redemption Event arises, (i) obtained the Stockholder Approval (as defined in
Article VIII.A(c)) or (ii) eliminated any prohibitions under applicable law on the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Article VIII.A(c)), then the Corporation shall be obligated to redeem immediately all of the then outstanding 1999 Series III Preferred Stock, in accordance with this Article VI.B. An irrevocable redemption notice

(the "19.99% Redemption Notice") shall be delivered promptly to the holders of 1999 Series III Preferred Stock at their registered address appearing on the records of the Corporation and shall state (1) that 19.99% of the Outstanding Common Amount (as defined in Article VIII.A) has been issued upon exercise of the 1999 Series III Preferred Stock, (2) that the Corporation is obligated to redeem all of the outstanding 1999 Series III Preferred Stock and (3) the Redemption Date, which shall be a date within five (5) business days of the earlier of (i) the date of the 19.99% Redemption Notice or (ii) the date on which the holders of the 1999 Series III Preferred Stock notify the Corporation of the occurrence of a 19.99% Redemption Event. On Redemption Date, the Corporation shall make payment of the Redemption Amount (as defined in Article VI.A above) in cash.

          C.   Notwithstanding anything to the contrary contained in this
Article VI, so long as on the date the Optional Redemption Notice (as defined below) is delivered and at all times thereafter up to the Optional Redemption Date (as defined below) (i) no Redemption Event or 19.99% Redemption Event shall have occurred and be continuing, (ii) the Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Optional Redemption Date (as defined below) and (iii) the Corporation has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the 1999 Series III Preferred Stock), then at any time after the date which is ninety (90) days following the date the Registration Statement is declared effective by the SEC (subject to extension for each Trading Day following effectiveness that sales of all Registrable Securities cannot be made pursuant to the Registration Statement (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement))), the Corporation shall have the right, on any Trading Day on which the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding such date is below the Redemption Threshold, to deliver written notice to the holders of 1999 Series III Preferred Stock (which notice may not be delivered to the holders of the 1999 Series III Preferred Stock until the Corporation is permitted to redeem the 1999 Series III Preferred Stock pursuant to this Article VI.C) of its intention to redeem all of the outstanding shares of 1999 Series III Preferred Stock in accordance with this Article VI. A notice (the "Optional Redemption Notice") of any redemption hereunder (an "Optional Redemption") shall be delivered to the holders of 1999 Series III Preferred Stock at their registered addresses appearing on the books and records of the Corporation and shall state
(1) that the Corporation is exercising its right to redeem all of the outstanding shares of 1999 Series III Preferred Stock issued on the Issue Date and (2) the date of redemption (the "Optional Redemption Date"), which date shall be fifteen (15) Trading Days after the date of delivery of the Optional Redemption Notice. On the Optional Redemption Date, the Corporation shall make payment of the Optional Redemption Amount (as defined below) to or upon the order of the holders as specified by the holders in writing to the Corporation at least one (1) business day prior to the Optional Redemption Date. If the Corporation exercises its right to redeem the 1999 Series III Preferred Stock, the Corporation shall make payment to the holders of an amount in cash per share (the "Optional Redemption Amount") equal to the sum of (i) 117.5% multiplied by the Stated Value thereof plus

(ii) the Applicable Premium for the period beginning on the Issue Date and ending on the Optional Redemption Date plus (iii) all Conversion Default Payments (as defined in Article VIII.E below), Delivery Default Payments (as defined in Article VII.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, for each share of 1999 Series III Preferred Stock then held. Notwithstanding notice of an Optional Redemption, the holders shall at all times prior to the Optional Redemption Date maintain the right to convert all or any shares of 1999 Series III Preferred Stock in accordance with Article VIII and any shares of 1999 Series III Preferred Stock so converted after receipt of an Optional Redemption Notice and prior to the Optional Redemption Date set forth in such notice and payment of the aggregate Optional Redemption Amount shall be deducted from the shares of 1999 Series III Preferred Stock which are otherwise subject to redemption pursuant to such notice. If the Corporation delivers an Optional Redemption Notice and fails to pay the Optional Redemption Amount due to the holders of the 1999 Series III Preferred Stock within three (3) business days following the Optional Redemption Date, the Corporation should forever forfeit its right to redeem the 1999 Series III Preferred Stock pursuant to this Article VI.C.

          D.   Notwithstanding anything to the contrary contained in this
Article VI and subject to the terms of this Article VI.D, if the Closing Price of the Common Stock is below the Redemption Threshold on any day a Notice of Conversion (as defined in Article VIII) is given, the Corporation shall have the option, in lieu of issuing shares of Common Stock to the holders of 1999 Series III Preferred Stock upon conversion in accordance with the terms of Article VIII below, to redeem all of the shares of 1999 Series III Preferred Stock submitted for conversion for an amount in cash equal to the number of shares of Common Stock that would have otherwise been issued upon conversion of the 1999 Series III Preferred Stock at the applicable Conversion Price (as defined in Article
VIII) multiplied by the Redemption Market Price. If the Closing Price of the Common Stock is below the Redemption Threshold, the Corporation shall promptly notify the holders of 1999 Series III Preferred Stock as to whether the Corporation will issue shares of Common Stock or deliver cash in redemption in respect of 1999 Series III Preferred Stock submitted for conversion pursuant to
Article VIII. The Corporation will be bound by such notice for a period of twenty (20) Trading Days (the "Term") from the date of such notice, after which the Corporation may elect to renew such notice. A failure to issue or renew within two (2) business days after the expiration of any Term shall be deemed to be an election to issue Common Stock upon conversion of the 1999 Series III Preferred Stock during the subsequent Term. Any redemption amounts payable hereunder shall be paid to the converting holders within two (2) Trading Days of the Conversion Date.


                      VII.  Conversion by the Corporation
                            -----------------------------

          A. So long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of 1999 Series III Preferred Stock are then
(x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the 1999 Series III Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap and (ii) there is not then a continuing Redemption Event or 19.99% Redemption Event, then, at any time after the one (1) year anniversary of the date the

Registration Statement is declared effective by the SEC (subject to extension for each Trading Day following effectiveness that sales of all of the Registrable Securities cannot be made pursuant to the Registration Statement (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including during any Allowed Delay (as defined in the Registration Rights Agreement))), the Corporation shall have the right, on any Trading Day on which the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding such date is greater than 200% of the Fixed Conversion Price, to deliver written notice to the holders of 1999 Series III Preferred Stock (which notice may not be sent to the holders of the 1999 Series III Preferred Stock until the Corporation is permitted to convert the 1999 Series III Preferred Stock pursuant to this
Article VII.A) of its intention to convert all of the outstanding shares of 1999 Series III Preferred Stock into shares of Common Stock in accordance with this
Article VII.A and Article VIII; provided, however, that the holders of 1999
                                --------  -------
Series III Preferred Stock shall not be required to convert their shares of 1999 Series III Preferred Stock in accordance with this Article VII.A unless the Closing Bid Price of the Common Stock on the Trading Day immediately preceding the Corporation Conversion Date (as defined below) is at least equal to 200% of the Fixed Conversion Price. Any conversion hereunder (a "Corporation Conversion") shall be as of the fifteenth (15th) Trading Day (the "Corporation Conversion Date") following the date on which the Corporation Conversion Notice is delivered to the holders of 1999 Series III Preferred Stock at their registered addresses appearing on the books and records of the Corporation, which notice shall contain substantially the same information as the Notice of Conversion described in Article VIII.E. The Corporation Conversion Date shall be the "Conversion Date" for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder upon a Corporation Conversion. Notwithstanding notice of a Corporation Conversion Notice, the holders shall at all times prior to the Corporation Conversion Date maintain the right to convert all or any shares of 1999 Series III Preferred Stock in accordance with Article VIII.

          B. If, in the event of a Change in Control Transaction (as defined in Article V.B above), the consideration per share to be received by the holders of the Common Stock of the Corporation in such Change in Control Transaction is equal to at least 115% of the Fixed Conversion Price, then, at the option of the Corporation, simultaneously with the consummation of the Change in Control Transaction, each share of 1999 Series III Preferred Stock issued and outstanding at that time automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of this Article VII.B and Article VIII hereof (the "Change in Control Conversion"). The date on which the Change in Control Transaction is consummated shall be the "Conversion Date" for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder upon a Change in Control Conversion

                 VIII.  Conversion at the Option of the Holder
                        --------------------------------------

          A. (a) Subject to the conversion schedule set forth in Article VIII.A(b) below, each holder of shares of 1999 Series III Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of 1999 Series III Preferred Stock into Common Stock as set forth below (an "Optional Conversion"). Each share of 1999 Series III Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or securities of the Corporation into which such Common Stock is thereafter charged or reclassified, as is determined by dividing (1) the sum of (a) the Stated Value thereof plus (b) the Applicable Premium for the period beginning on the Issue Date and ending on and including the Conversion Date (as defined in
Article VIII.B, below), by (2) the then effective Conversion Price (as defined below); provided, however, that in no event (other than pursuant to the
        --------  -------
Automatic Conversion (as defined in Article IX)) shall a holder of shares of 1999 Series III Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of 1999 Series III Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including without limitation, the warrants issued by the Corporation pursuant to the Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitation contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of 1999 Series III Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso.

               (b) Each holder of shares of 1999 Series III Preferred Stock may convert only up to that percentage of the aggregate Stated Value of all shares of 1999 Series III Preferred Stock received by such holder on the Issue Date specified below during the time period set forth opposite such percentage.

          Percentage                    Time Period
          ----------                    -----------

          0.0%                0-180 days following the Issue Date
          33.3%               181-210 days following the Issue Date
          66.6%               211-240 days following the Issue Date
          100.0%              241 days following the Issue Date

;provided, however, that the restrictions on conversion set forth above shall
 --------  -------
not apply to conversions taking place on any Conversion Date (i) on which the Common Stock trades on Nasdaq or the principal trading market on which the Common Stock is then listed as reported by Bloomberg at a price greater than or equal to (a) 117% of the Market Price in effect on such Conversion Date or (b) the Fixed Conversion Price or (ii) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation or (iii) occurring on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise or
(iv) occurring on or after the date on which there is a material adverse change in the business, operation, assets, financial condition or prospects of the Corporation or its subsidiaries, taken as a whole, or (v) occurring on or after the occurrence of a Redemption Event or on or after the delivery by the Company of an Optional Redemption Notice.

               (c) Unless (i) permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) the Corporation has obtained approval of the issuance of the Common Stock upon conversion of the 1999 Series III Preferred Stock in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities (the "Stockholder Approval"), in no event shall the total number of shares of Common Stock issued upon conversion of the 1999 Series III Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of the 1999 Series III Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rule 4460(i) of the Nasdaq Stock Market or any successor rule)(the "Maximum Share Amount") which, as of the Issue Date, shall be 3,384,340 (19.99% of the total shares of Common Stock outstanding on the Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. With respect to each holder of 1999 Series III Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof
                                                      --- ----
determined in accordance with Article XII below.  In the event that the sum of
(x) the aggregate number of shares of Common Stock actually issued upon conversion of the outstanding 1999 Series III Preferred Stock plus (y) the
                                                              ----
aggregate number of shares of Common Stock that remain issuable upon conversion of the 1999 Series III Preferred Stock at the then effective Conversion Price, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

          B. The "Conversion Price" shall be the lesser of (i) the Variable Conversion Price and (ii) the Fixed Conversion Price, subject to adjustments pursuant to the provisions of Article VIII.C below.

          C. The Conversion Price shall be subject to adjustment from time to time as follows:

               (a)  Adjustment to Conversion Price Due to Stock Split, Stock
                    --------------------------------------------------------
Dividend, Etc. If at any time when 1999 Series III Preferred Stock is issued and
-------------
outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Trading Price (as defined in Article VIII.D) to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the 1999 Series III Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

               (b)  Adjustment Due to Merger, Consolidation, Etc.  If, at any
                    ---------------------------------------------
time when 1999 Series III Preferred Stock is issued and outstanding and prior to the conversion of all 1999 Series III Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of 1999 Series III Preferred Stock shall thereafter have the right to receive upon conversion of the 1999 Series III Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of 1999 Series III Preferred Stock would have been entitled to receive in such transaction had the 1999 Series III Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein) and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of 1999 Series III Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the 1999 Series III Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of 1999 Series III Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of 1999 Series III Preferred Stock shall be entitled to convert the 1999 Series III Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of Common Stock of the Corporation are entitled to receive as a result of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets, assumes by written instrument the obligations of this Certificate of Designation including this subsection (b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

               (c)  [Reserved.]
                     --------

               (d)  Adjustment Due to Distribution.  Subject to Article IV, if
                    ------------------------------
the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of 1999 Series III Preferred Stock shall be entitled, upon any conversion of shares of 1999 Series III Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

               (e)  Purchase Rights.  Subject to Article IV, if at any time
                    ---------------
when any 1999 Series III Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of 1999 Series III Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the 1999 Series III Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               (f)  Adjustment for Restricted Periods.  In the event that (1)
                    ---------------------------------
the Corporation fails to obtain effectiveness with the SEC of any Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to the Registration Rights Agreement on or prior to the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement, or (2) any such Registration Statement after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement) lapses in effect, or sales of all of the Registrable Securities otherwise cannot be made thereunder (whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement))), then, at the election of each holder of 1999 Series III Preferred Stock, the Pricing Period shall be comprised of, (i) in the case of an event described in clause (1), the twenty (20) Trading Days preceding the 120th day following the Issue Date plus all Trading Days through and including the third
(3rd) Trading Day following the date of effectiveness of the Registration Statement; and (ii) in the case of an event described in clause (2), the twenty
(20) Trading Days preceding the date on which the holder of the 1999 Series III Preferred Stock is first notified that sales may not be made under the Prospectus, plus all Trading Days through and including the third (3rd) Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus. If a holder of 1999 Series III Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph.

               (g)  Notice of Adjustments.  Upon the occurrence of each
                    ---------------------
adjustment or readjustment of the Conversion Price pursuant to this Article VIII.C, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of 1999 Series III Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1999 Series III Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of 1999 Series III Preferred Stock.

          D. For purposes of Article VIII.C(a) above, "Trading Price," which shall be measured as of the record date in respect of the rights offering means
(i) the average of the last reported sale prices for the shares of Common Stock on Nasdaq as reported by Bloomberg, as applicable, for the five (5) Trading Days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Trading Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, (b) at the option of a majority-in-interest of the holders of the outstanding 1999 Series III Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

          E. In order to convert 1999 Series III Preferred Stock into full shares of Common Stock, a holder of 1999 Series III Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached as Exhibit D to the Purchase Agreement ("Notice of Conversion") to the Corporation
---------
by facsimile dispatched prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date specified therein as the Conversion Date (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation or its designated Transfer Agent for the 1999 Series III Preferred Stock, which notice shall specify the number of shares of 1999 Series III Preferred Stock to be converted, the applicable Conversion Price, the Market Price Days and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) on the Notice of Conversion; and (ii) surrender the original certificates representing the 1999 Series III Preferred Stock being converted

(the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the 1999 Series III Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

               (a)  Lost or Stolen Certificates.  Upon receipt by the
                    ----------------------------
Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of 1999 Series III Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

               (b)  Delivery of Common Stock Upon Conversion.  Upon the
                    -----------------------------------------
surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase Agreement) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of 1999 Series III Preferred Stock converted as shall be determined in accordance herewith and
(ii) a certificate representing the balance of the shares of 1999 Series III Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per day in cash for each day beyond a two (2) business day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "Delivery Default") issuable upon surrender of shares of 1999 Series III Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "Delivery Default Payments"). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Article VIII.

          In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VIII.A and in this Article VIII.E, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

               (c)  No Fractional Shares.  If any conversion of 1999 Series III
                    ---------------------
Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the 1999 Series III Preferred Stock shall be the next higher number of shares.

               (d)  Conversion Date.  The "Conversion Date" shall be the date
                    ----------------
specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation or its Transfer Agent.
The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of 1999 Series III Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of 1999 Series III Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

          F. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the 1999 Series III Preferred Stock outstanding (based on the lesser of the Variable Conversion Price and the Fixed Conversion Price) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the 1999 Series III Preferred Stock, 3,555,556 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the 1999 Series III Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Company's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the 1999 Series III Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding 1999 Series III Preferred Stock.

          If at any time a holder of shares of 1999 Series III Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VIII (a "Conversion Default"), subject to Article XII, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion.
The number of shares of 1999 Series III Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following (i) such time that a holder of 1999 Series III Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. In addition, the Corporation shall either (i) pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Applicable Premium per share of 1999 Series III Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .24, where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of 1999 Series III Preferred Stock or (ii) provided no similar adjustment has been made pursuant to Section 2(c)(1) of the Registration Rights Agreement, increase the Applicable Premium to an amount equal to fifteen percent (15%) of the Stated Value through the Authorization Date; provided, however, that if the Conversion
                                      --------  -------
Default continues for more than sixty (60) days, each holder of the 1999 Series III Preferred Stock shall have the option to cause the Corporation to either pay the Conversion Default Payments pursuant to clause (i) of this sentence or increase the Applicable Premium pursuant to clause (ii) of this sentence. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

               (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

               (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VIII (so long as there is then a sufficient number of authorized shares of Common Stock).

          The holder's election shall be made in writing to the Corporation at any time prior to 9:00 p.m, New York City Time, on the third (3rd) day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

          Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

          G. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of 1999 Series III Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1999 Series III Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of 1999 Series III Preferred Stock.

          H. Upon submission of a Notice of Conversion by a holder of 1999 Series III Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of 1999 Series III Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of 1999 Series III Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of 1999 Series III Preferred Stock with respect to such unconverted shares of 1999 Series III Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of 1999 Series III Preferred Stock to the holder or, if such shares of 1999 Series III Preferred Stock have not been surrendered, adjust its records to reflect that such shares of 1999 Series III Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Article VII.E to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VIII.E.) for the Corporation's failure to convert the 1999 Series III Preferred Stock.


                           IX.  Automatic Conversion
                                --------------------

          Subject to the limitations on conversion set forth in Article VIII.A(c) and so long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of 1999 Series III Preferred Stock are then
(x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the 1999 Series III Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap and (ii) there is not then a continuing Redemption Event or 19.99% Redemption Event, each share of 1999 Series III Preferred Stock issued and outstanding on the date which is three (3) years from the Issue Date (the "Automatic Conversion Date"), subject to any adjustment pursuant to this Article, automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VIII hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be delayed by one (1) Trading Day each for each Trading Day occurring prior thereto and prior to the full conversion of the 1999 Series III Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities otherwise cannot be made pursuant to the Registration Statement during the Registration Period (whether by reason of the Company's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including any Allowed Delays (as defined in Section 3(f) of the Registration Rights Agreement)), (ii) any Redemption Event (as defined in Article VI.A) or 19.99% Redemption Event (as defined in Article VI.B.) exists, without regard to whether any cure periods shall have run or (iii) that the Corporation is in breach of its obligations pursuant to Section 4(h) of the Purchase Agreement. The Automatic Conversion Date shall be the "Conversion Date" for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.


                               X.  Voting Rights
                                   -------------

          The holders of the 1999 Series III Preferred Stock have no voting power whatsoever, except as otherwise provided by the MBCA, in this Article X, and in Article XI below.

          Notwithstanding the above, the Corporation shall provide each holder of 1999 Series III Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

          To the extent that under the MBCA the vote of the holders of the 1999 Series III Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the 1999 Series III Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of 1999 Series III Preferred Stock (except as otherwise may be required under the MCBA) shall constitute the approval of such action by the class. To the extent that under the MCBA holders of the 1999 Series III Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of 1999 Series III Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the 1999 Series III Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the MBCA.


                          XI.  Protective Provisions
                               ---------------------

          So long as shares of 1999 Series III Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the MBCA) of the holders of at least a majority of the then outstanding shares of 1999 Series III Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the 1999 Series III Preferred Stock or any capital stock of the Corporation so as to affect adversely the 1999 Series III Preferred Stock;

               (b) create any new class or series of capital stock having a preference over the 1999 Series III Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article III hereof, "Senior Securities");

               (c) increase the authorized number of shares of 1999 Series III Preferred Stock;

               (d)  issue any Senior Securities;

               (e)  increase the par value of the Common Stock; or

               (f) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the 1999 Series III Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          In the event holders of at least a majority of the then outstanding shares of 1999 Series III Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of 1999 Series III Preferred Stock, pursuant to subsection (a) above, so as to affect the 1999 Series III Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the 1999 Series III Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of 1999 Series III Preferred Stock.


                          XII.  Pro Rata Allocations
                                --------------------

          The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of 1999 Series III Preferred Stock based on the number of shares of 1999 Series III Preferred Stock issued to each holder. Each increase to the Maximum Share Amount and the Reserved Amount shall be allocated pro rata among the holders of 1999 Series III Preferred Stock based on the number of shares of 1999 Series III Preferred Stock held by each holder at the time of the increase in the Maximum Share Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of 1999 Series III Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Maximum Share Amount and Reserved Amount. Any portion of the Maximum Share Amount or Reserved Amount which remains allocated to any person or entity which does not hold any 1999 Series III Preferred Stock shall be allocated to the remaining holders of shares of 1999 Series III Preferred Stock, pro rata based on the number of shares of 1999 Series III Preferred Stock then held by such holders.

          IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 26th day of May, 1999.


                              AASTROM BIOSCIENCES, INC.


                              By:_________________________________________
                                    R. Douglas Armstrong
                                    President & Chief Executive Officer

                                                                       EXHIBIT E
                             NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the 1999 Series III Preferred Stock)

     The undersigned hereby irrevocably elects to convert ______ shares of 1999 Series III Preferred Stock, represented by stock certificate No(s). __________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Aastrom Biosciences, Inc., a Michigan corporation (the "Corporation") according to the conditions of the Certificate of Designation of 1999 Series III Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

     The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC
                                                                          ----
Transfer").
--------

     Name of DTC Prime Broker:_______________________________________
     Account Number:_________________________________________________

[_] In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

     Name:___________________________________
     Address:________________________________
             ________________________________


     The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the 1999 Series III Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

               Date of Conversion:__________________________

               Applicable Conversion Price:_________________
               Market Price Days:___________________________

               Number of Shares of
               Common Stock to be Issued: _____________________

               Signature:______________________________________
               Name:___________________________________________
               Address:________________________________________
                       ________________________________________


*The Corporation is not required to issue shares of Common Stock until the original 1999 Series III Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier or by electronic transmission not later than two
(2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.